UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AVISTA CORPORATION

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Email to all Avista employees and a message to all employees, retirees and contract workers from Scott Morris.

Subject line: An important message from Scott Morris

Dear Avista employees,

Today, we took an important step to position Avista for the future. It’s a significant change for our company and it is taking place at the right time.

In partnership with Hydro One, Ontario’s largest electricity transmission and distribution provider, we jointly announced a unique transaction under which we will become a subsidiary of Hydro One in a manner that preserves our identity and legacy and allows us to continue charting our own course in a rapidly changing industry.

I am aware of the deep connection our employees have with this company. Our pride and dedication in who we are and what we do is what makes this such a great place to work. Rest assured that this transaction will not change the special characteristics of our culture and the identity we’ve built over the last 128-years. With this transition, I’ll remain Chairman of the Board of Avista.

We will continue to operate under the same name, from the same headquarters in Spokane with the same employees, same benefits, same offices and same leadership team. We’ll continue to be overseen by a Board of Directors with a majority of its members having significant ties to the Pacific Northwest. And most importantly, we will continue to provide our customers with exceptional energy services at a fair price.

You might be wondering, “why now?”

Avista’s decision to team up with Hydro One at a time of strength and growth for our company is a unique opportunity to secure a partnership that allows us to continue to define and control, to a significant degree, our future operations and opportunities.

A great deal of thinking and asking tough questions guided this decision. It was critical for us to create a win for each of our important stakeholders. I believe we have achieved this goal as:

•	Avista employees and retirees will see a continuation of the company, essentially as it is today.

•	Avista’s customers will continue to enjoy energy services that are safe, reliable and environmentally responsible at fair and reasonable rates.

•	Avista shareholders will receive solid value including an attractive premium in an all-cash transaction.

•	The communities Avista serves will continue to benefit from the important philanthropy and economic development we provide. In fact, Hydro One has committed to doing even more by nearly doubling our current levels of community contributions.

In Hydro One, we have identified a strong partner, with a dynamic leadership team, who shares a similar culture, values and a deep commitment to the people they do business with. Like Avista, Hydro One is also building for the future.

Since it went public in 2015, Hydro One has transformed itself into the great company it is today. Their President and CEO, Mayo Schmidt, is a down-to-earth leader who is very dedicated to quality service, innovation and a healthy workplace culture.

With Hydro One as our partner, we will continue to uphold our longstanding commitment to environmental responsibility, innovation, safety and reliability. Hydro One will provide Avista additional scale, providing us with a stronger foundation for our future and augmenting the resources available to us to continue to invest in our energy infrastructure. This combination will provide increased opportunities for innovation and efficiencies by extending the use of technology, best practices, and business processes over a broader customer base and broader set of infrastructure.

Bottom line, this is the right partnership at the right time. Hydro One was attracted to Avista in large part due to our outstanding team of exceptional employees. They are looking forward to collaborating with us and helping us achieve our next level of success. In turn, we will be able to contribute to the success of a larger organization.

Until the time we close, which we expect in the second half of 2018, Avista and Hydro One will continue to operate as two independent companies. Between now and closing, it is crucial for all of us to remain focused on our day-to-day responsibilities of delivering safe, reliable, and affordable service to our customers and the communities we serve.

Tomorrow we will have three Employee meetings in the auditorium to hear from our leadership directly and to provide you with the opportunity ask questions. If you are unable to attend in-person, you can dial-in by following the instructions that will be emailed to all employees later by tomorrow morning at 7 a.m. The meetings are currently scheduled for 7:30 a.m., 10:00 a.m. and 3:00 p.m. Additional meetings will take place in outlying offices on Friday, July 21 and Monday, July 24.

Since contract workers are not being impacted by this change, and the auditorium has limited capacity, contract workers are encouraged to stay informed through their management group and through updates published in e.view.

I’m sure you have a lot of questions and for many of you who’ve been with us for a while, it will take time to process this news. Beyond the updates that we will continue to share with you, we want you to feel empowered to discuss this transaction with your leader and team.

I am very excited about the potential this transaction has for the future of our company. With open minds and an adventurous mindset not unlike our original founders, we’ll adapt to this change in a way that shows the world why we are a special place to work and how we can apply our talents to make a difference.

Sincerely,

Scott Morris

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction. Avista Corporation (“Avista”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction and this communication is not a substitute for the proxy statement or any other document that Avista may send to its shareholders in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF AVISTA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Avista, Hydro One Limited (“Hydro One”) and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of Avista’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting Avista Corporation, Marian Durkin, Corporate Secretary, 1411 East Mission Avenue, Spokane, Washington 99202. Avista’s filings with the SEC are also available on Avista’s website at: http:// investor.avistacorp.com. Investors and security holders may also read and copy any reports, statements and other information filed by Avista with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation of Proxies

This communication is not a solicitation of proxies in connection with the proposed merger transaction. However, Avista, Hydro One and certain of their respective directors, executive officers and other persons may be deemed under SEC rules to be participants in the solicitation of Avista shareholder proxies in respect of the proposed merger transaction. Information about Hydro One directors and executive officers is available in Hydro One’s management information circular, filed with Canadian securities regulators on March 27, 2017, in connection with its 2017 annual meeting of shareholders and is available on its website at www.HydroOne.com and also under its profile on SEDAR at www.sedar.com. Information regarding Avista’s directors and executive officers is available in Avista’s proxy statement filed with the SEC on March 31, 2017 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017, each of which may be obtained from the sources above under “Additional Information and Where to Find It”. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of Avista’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.